UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2005

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                       0-25165                 14-1809721
          (State or Other Jurisdiction    (Commission File No.)      (I.R.S. Employer
                of Incorporation)              Identification No.)

302 Main Street, Catskill NY                                                                                12414
(Address of Principal Executive Offices)              (Zip Code)

Registrant’s telephone number, including area code:    (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On February 3, 2005, Greene County Bancorp, Inc. issued a press release disclosing second quarter fiscal year 2005 financial results. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.            Description

99.1                         Press release dated February 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: February 7, 2005            By:  /s/ J. Bruce Whittaker
                      J. Bruce Whittaker
                      President and Chief Executive Officer

Exhibit 99.1
Greene County Bancorp, Inc.
Continues Earnings Growth

Catskill, N.Y. -- (BUSINESS WIRE) - February 3, 2005-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County (the “Bank”), today reported net income for the six months and quarter ended December 31, 2004. Net income for the six months ended December 31, 2004 amounted to $1.6 million, or $0.78 per basic and $0.76 per diluted share as compared to $1.4 million, or $0.72 per basic and $0.70 per diluted share for the six months ended December 31, 2003, an increase of $0.2 million, or 14.3%. Net income for the quarter ended December 31, 2004 amounted to $804,000, or $0.39 per basic and $0.38 per diluted share as compared to $754,000, or $0.38 per basic and $0.37 per diluted share for the quarter ended December 31, 2003, an increase of $50,000, or 6.6%. Improvement in net interest income driven by improved net interest margin and spread as well as higher noninterest income partially generated from fees from debit cards and the Investors Marketplace services contributed to the overall increase in net income. Increases in noninterest expenses such as salary and other employee benefits partially offset these improvements when comparing the six months and quarters ended December 31, 2004 and 2003.

Net interest income increased to $5.4 million for the six months ended December 31, 2004 as compared to $4.9 million for the six months ended December 31, 2003, an increase of $0.5 million or 10.2%. Net interest income increased to $2.7 million for the quarter ended December 31, 2004 as compared to $2.5 million for the quarter ended December 31, 2003, an increase of $0.2 million or 8.0%. This growth in net interest income was the result of improved net interest spread and net interest margin when comparing the six months and quarters ended December 31, 2004 and 2003. Net interest spread increased 23 basis points to 4.01% for the six months ended December 31, 2004 from 3.78% for the six months ended December 31, 2003, and eight basis points to 3.95% for the quarter ended December 31, 2004 as compared to 3.87% for the quarter ended December 31, 2003. Net interest margin increased 19 basis points to 4.07% for the six months ended December 31, 2004 from 3.88% for the six months ended December 31, 2003, and 7 basis points to 4.03% for the quarter ended December 31, 2004 as compared to 3.96% for the quarter ended December 31, 2003. Growth in interest earning assets and slight improvement in the yield on such assets as well as declines in rates paid on deposits and borrowings contributed to the improvement when comparing the six months and quarters ended December 31, 2004 and 2003.

The provision for loan loss for the six months ended December 31, 2004 and 2003 amounted to $70,500 and $45,000, respectively, The provision for loan loss for the quarter ended December 31, 2004 amounted to $27,000 and zero for the quarter ended December 31, 2003. The levels of provisions for loan loss were affected by loan growth, and strong asset quality. Also, included in the provision of the six months and quarter ended December 31, 2004 were charge-offs associated with the overdraft protection program which previously were included in other noninterest expense.

Noninterest income amounted to $1.4 million and $1.3 million, for the six months ended December 31, 2004 and 2003, respectively, an increase of $0.1 million, or 7.7%. Noninterest income amounted to $706,000 and $649,000 for the quarters ended December 31, 2004 and 2003, respectively, an increase of $57,000 or 8.8%. Noninterest income associated with service charges increased as a result of growth in the number of accounts. Fees associated with debit cards continue to grow as customers continue to increase their use of these cards. The Company has had success in its new investment services business offered through “Investors Marketplace” which has helped offset a decline in the recognition of fees associated with mortgage refinancing activities. Gains on sale of other real estate owned amounted to $19,500 for the six months and quarter ended December 31, 2004 as compared to $1,500 for the six months and quarter ended December 31, 2003.

Noninterest expense amounted to $4.5 million, and $4.1 million for the six months ended December 31, 2004 and 2003, respectively, an increase of $0.4 million, or 9.8%. Noninterest expense amounted to $2.3 million, and $2.1 million for the quarters ended December 31, 2004 and 2003, respectively, an increase of $0.2 million or 9.5%. The most significant items contributing to the overall increases in noninterest expense were higher salary and employee benefits. Additional staffing, including marketing and information technology staff contributed to the higher expense. Increases in expenses such as servicing and data processing, office supplies and equipment and furniture have been largely driven by more customers and additional staff.

The effective tax rate decreased to 28.7% for the six months and quarter ended December 31, 2004, compared to 30.8% for the six months and 29.2% for the quarter ended December 31, 2003. A major reason for the changes in effective rates was the increase in the percentage of income that municipal securities and other tax free investments contributed to total income during the quarter and six-month periods as well as tax benefits received for various stock based compensation plans.

Total assets of the Company were $287.4 million at December 31, 2004, as compared to $284.6 million at June 30, 2004, an increase of $2.8 million or 1.0%. Loan growth amounted to $5.7 million, or 3.8% to $156.2 million at December 31, 2004 as compared to $150.5 million at June 30, 2004. The loan growth was offset by decreases in investments and cash. Investments decreased $2.4 million or, 2.3% to $102.4 million at December 31, 2004 as compared to $104.8 million at June 30, 2004. The investment portfolio shifted from US agencies and corporate securities which decreased $5.1 million and $2.7 million, respectively, and toward state and political subdivision securities and mortgage-backed securities which increased $3.0 million and $2.4 million, respectively. Cash declined by $0.9 million, or 4.2% to $20.5 million at December 31, 2004 as compared to $21.4 million at June 30, 2004. Deposits grew $3.6 million, or 1.5% to $247.3 million at December 31, 2004 as compared to $243.7 million at June 30, 2004. Deposit growth was offset by a decline in borrowings of $2.5 million between June 30 and December 31, 2004.

Shareholders’ equity amounted to $31.7 million at December 31, 2004 as compared to $29.8 million at June 30, 2004, an increase of $1.9 million. Net income contributed $1.6 million to retained earnings, which was partially offset by a dividend payment of approximately $382,000 during the six months ended December 31, 2004. Comprehensive income shifted from an unrealized loss position of $183,000 at June 30, 2004 to an unrealized gain position of $258,000 at December 31, 2004, as a result of the interest rate environment.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo and lending services from a loan origination office opened in January 2005 in the city of Hudson in Columbia County, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Six Months	Six Months	Quarter	Quarter
	Ended	Ended	Ended	Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Interest income	$7,022,415	$6,601,429	$3,514,998	$3,363,100
Interest expense	1,605,335	1,725,853	793,714	857,101
Net interest income	5,417,080	4,875,576	2,721,284	2,505,999
Provision for loan loss	70,503	45,000	26,674	---
Noninterest income	1,390,385	1,325,761	706,333	649,337
Noninterest expense	4,482,498	4,072,589	2,272,999	2,089,900
Income before taxes	2,254,464	2,083,748	1,127,944	1,065,436
Tax provision	645,800	642,100	323,800	311,100
Net Income	$1,608,664	$1,441,648	$804,144	$754,336

Basic EPS	$0.78	$0.72	$0.39	$0.38
Weighted average shares outstanding	2,056,804	2,001,796	2,058,693	2,003,134

Diluted EPS	$0.76	$0.70	$0.38	$0.37
Weighted average diluted shares outstanding	2,105,722	2,058,327	2,107,304	2,061,378

	As of December 31, 2004	As of June 30, 2004

Assets
Total cash and cash equivalents	$20,457,089	$21,417,738
Investment securities, at fair value	102,387,229	104,833,862
Federal Home Loan Bank stock, at cost	1,729,300	1,729,300

Gross loans receivable	156,236,778	150,463,812
Less: Allowance for loan losses	(1,281,732)	(1,241,091)
Less: Unearned origination fees and costs, net	(219,646)	(285,295)
Net loans receivable	154,735,400	148,937,426

Premises and equipment	5,984,135	5,335,287
Accrued interest receivable	1,623,017	1,553,272
Prepaid expenses and other assets	476,459	674,600
Other real estate owned	---	97,689
Total Assets	$287,392,629	$284,579,174

Liabilities and shareholders’ equity
Noninterest bearing deposits	$36,626,726	$35,644,563
Interest bearing deposits	210,694,484	208,073,613
Total deposits	247,321,210	243,718,176

FHLB borrowing	7,500,000	10,000,000
Accrued interest and other liabilities	860,050	942,927
Accrued income taxes	34,426	92,259
Total liabilities	255,715,686	254,753,362
Total shareholders’ equity	31,676,943	29,825,812
Total liabilities and shareholders’ equity	$287,392,629	$284,579,174
Common shares outstanding	2,057,043	2,054,203
Treasury stock, at cost	95,792	98,632

	At and For the	At and For the	For the	For the
	Six Months	Six Months	Quarter	Quarter
	Ended	Ended	Ended	Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003

Selected Financial Ratios
Return on average assets	1.12%	1.09%	1.12%	1.13%
Return on average equity	10.43%	10.02%	10.27%	10.40%
Net interest rate spread	4.01%	3.78%	3.95%	3.87%
Net interest margin	4.07%	3.88%	4.03%	3.96%
Non-performing assets to total assets	0.11%	0.16%
Non-performing loans to total loans	0.21%	0.31%
Allowance for loan loss to non-performing loans	392.65%	268.56%
Allowance for loan loss to net loans	0.83%	0.85%
Shareholders’ equity to total assets	11.02%	10.85%
Book value per share	$15.59	$14.65

Contact:  J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone:   518-943-2600